SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 24, 2002
Date of report (date of earliest event reported)

eGAIN COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-30260 (Commission File Number)	77-0466366 (I.R.S. Employer Identification No.)

624 E. Evelyn Avenue, Sunnyvale, California 94086
(Address of principal executive offices, including zip code)

(408) 212-3400
(Registrant’s telephone number, including area code)

Item 5.    Other Events

On December 24, 2002, eGain Communications Corporation (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with Ashutosh Roy, the Company’s Chief Executive Officer, pursuant to which Mr. Roy will make loans to the Company evidenced by one or more subordinated secured promissory notes and will receive warrants to purchase shares of the Company’s common stock in connection with such loans (the “Credit Facility”). Each subordinated secured promissory note will have a term of five years and will bear interest at an effective annual rate of twelve percent (12%) due and payable upon the term of such note. The Company has the option to prepay each note at any time subject to the prepayment penalties set forth in such note. The warrants will allow Mr. Roy to purchase up to a number of shares equal to twenty-five percent (25%) of the aggregate amount loaned at an exercise price equal to one hundred ten percent (110%) of the fair market value of the Company’s common stock (based on a five day trading average at the time of each loan). The warrants become exerciseable as to fifty percent (50%) of the warrant shares nine months after issuance of the warrant and as to one hundred percent (100%) of the warrant shares on the first anniversary of the issuance of the warrant. An initial loan of $2,000,000 under the Credit Facility will occur prior to December 31, 2002. Loans of up to an additional $3,000,000 may be made under the Credit Facility subject to the achievement by the Company of certain performance milestones set forth in the Purchase Agreement.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)    Financial Statements.

Not applicable.

(b)    Pro Forma Financial Information.

Not applicable.

(c)    Exhibits:

Exhibit Number	Description
4.1	Form of Warrant to Purchase Common Stock

10.1	Note and Warrant Purchase Agreement by and between eGain Communications Corporation and Ashutosh Roy dated as of December 24, 2002

10.2	Form of Subordinated Secured Promissory Note

10.3	Subordination Agreement and Consent by and between Ashutosh Roy and Silicon Valley Bank dated as of December 24, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

eGAIN COMMUNICATIONS CORPORATION

		By:	/s/ ERIC N. SMIT
Eric N. Smit Chief Financial Officer
Date:	December 27, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Warrant to Purchase Common Stock

10.1	Note and Warrant Purchase Agreement by and between eGain Communications Corporation and Ashutosh Roy dated as of December 24, 2002

10.2	Form of Subordinated Secured Promissory Note

10.3	Subordination Agreement and Consent by and between Ashutosh Roy and Silicon Valley Bank dated as of December 24, 2002